Exhibit 99.1

2858 De La Cruz Boulevard, Santa Clara CA 95050 USA

+1.408.280.7900                                             www.pdf.com

News Release

Company Contacts:
Adnan Raza	Sonia Segovia	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	Investor Relations	Lytham Partners, LLC
Tel: (408) 516-0237	Tel: (408) 938-6491	Tel: (602) 889-9700
Email: adnan.raza@pdf.com	Email: sonia.segovia@pdf.com	Email: pdfs@lythampartners.com

PDF Solutions® Reports First Quarter 2022 Results

Business & Other Highlights

●	Record total revenues of $33.5 million, up 38% over last year’s comparable quarter
●	Analytics revenue of $30.4 million, up 57% over last year’s comparable quarter
●	Analytics revenue accounted for 91% of total revenues
●	Bookings for the first quarter of 2022 up more than 90% over last year’s comparable quarter
●	Backlog of $196.8 million as of March 31, 2022, up 10% compared to backlog as of December 31, 2021
●	GAAP Gross Margin of 66% for the first quarter of 2022
●	Non-GAAP Gross Margin of 69% for the first quarter of 2022
●	Cash, cash equivalents, and short-term investments of $134.2 million as of March 31, 2022
●	Completed share buybacks of $5.8 million during the quarter and $16.7 million subsequent to quarter end, for total year to date share buybacks of $22.5 million for 933,458 shares
●	Expect full year 2022 total revenues to grow between 20-25% on a year-over-year basis

May 12, 2022, Santa Clara, CA – PDF Solutions, Inc. (Nasdaq: PDFS), a leading provider of unified data and cloud analytics for the semiconductor ecosystem, today announced financial results for its first quarter ended March 31, 2022.

Highlights of First Quarter 2022 Financial Results

Total revenues for the first quarter of 2022 were $33.5 million, compared to $29.9 million for the fourth quarter of 2021 and $24.2 million for the first quarter of 2021. Analytics revenue for the first quarter of 2022 was $30.4 million, compared to $27.3 million for the fourth quarter of 2021 and $19.4 million for the first quarter of 2021. Integrated Yield Ramp revenue for the first quarter of 2022 was $3.1 million, compared to $2.6 million for fourth quarter of 2021 and $4.8 million for the first quarter of 2021.

GAAP gross margin for the first quarter of 2022 was 66%, compared to 61% for the fourth quarter of 2021 and 56% for the first quarter of 2021.

Non-GAAP gross margin for the first quarter of 2022 was 69%, compared to 65% for the fourth quarter of 2021 and 61% for the first quarter of 2021.

On a GAAP basis, net loss for the first quarter of 2022 was $4.2 million, or ($0.11) per basic and diluted share, compared to a net loss of $7.0 million, or ($0.19) per basic and diluted share, for the fourth quarter of 2021, and net loss of $7.6 million, or ($0.21) per basic and diluted share, for the first quarter of 2021.

Non-GAAP net income for the first quarter of 2022 was $3.7 million, or $0.09 per diluted share, compared to a non-GAAP net income of $2.8 million, or $0.07 per diluted share, for the fourth quarter of 2021, and non-GAAP net loss of $1.9 million, or ($0.05) per diluted share, for the first quarter of 2021.

Cash, cash equivalents and short-term investments at March 31, 2022, were $134.2 million, compared to $140.2 million at December 31, 2021, a decrease of $6.0 million, primarily due to the share repurchases during the quarter. Cash provided by operating activities was $3.0 million for the first quarter of 2022.

On April 12, 2022, the Company repurchased approximately 715,000 shares of its common stock in a privately negotiated transaction for $16.7 million under the 2022 Stock Repurchase Program.

Conference Call

As previously announced, PDF Solutions will discuss these results on a live conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today. The call will be simultaneously webcast on PDF Solutions’ website at http://ir.pdf.com/webcasts. A replay of the webcast will be available at the same website address beginning approximately two hours after completion of the live call. A copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the comparable GAAP measures, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will also be available on PDF Solutions’ website at http://www.pdf.com/press-releases following the date of this release.

First Quarter 2022 Financial Commentary Available Online

A Management Report reviewing the Company’s first quarter 2022 financial results will be furnished to the Securities and Exchange Commission on Form 8-K and published on the Company’s website at http://ir.pdf.com/financial-reports. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

PDF Solutions® Reports First Quarter 2022 Results

Information Regarding Use of Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain non-GAAP financial measures. Non-GAAP gross margin excludes stock-based compensation expense and the amortization of acquired technology. Non-GAAP net income (loss) excludes the effects of certain non-recurring items, expenses related to an arbitration proceeding for a disputed contract with a customer, write-down in value of property and equipment, stock-based compensation expense, amortization of acquired technology and other acquired intangible assets, and their related income tax effects, as applicable, as well as adjustments for the valuation allowance for deferred tax assets. These non-GAAP financial measures are used by management internally to measure the Company’s profitability and performance. PDF Solutions’ management believes that these non-GAAP measures provide useful supplemental information to investors regarding the Company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash (with the exception of expenses related to an arbitration proceeding for a disputed contract with a customer and acquisition-related costs) nor do they impact the generation of current or future revenues. These non-GAAP results should not be considered an alternative to, or a substitute for, GAAP financial information, and may differ from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income or loss as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF Solutions has included these non-GAAP measures to give investors an opportunity to see the Company’s financial results as viewed by management. A reconciliation of the comparable GAAP financial measures to the non-GAAP financial measures is provided at the end of the Company’s financial statements presented below.

Forward-Looking Statements

The press release and the planned conference call include forward-looking statements regarding the Company’s future expected business performance and financial results, including expectations about future total revenues, that are subject to future events and circumstances. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: continued adoption of the Company’s solutions by new and existing customers; project milestones or delays and performance criteria achieved; cost and schedule of new product development; the impact of inflation; the provision of technology and services prior to the execution of a final contract; the continuing impact of the coronavirus (COVID-19) on the semiconductor industry and on the Company’s operations or supply and demand for the Company’s products; the time required of the Company’s executive management for, and the expenses related to, as well as the success of the Company’s strategic growth opportunities and partnerships, including its partnership with Advantest Corporation; our ability to successfully integrate the acquired businesses and technologies; whether we can successfully convert our backlog into revenue; customers’ production volumes under contracts that provide Gainshare royalties; and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2021, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in the conference call are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions (NASDAQ: PDFS) provides comprehensive cloud analytics platforms designed to empower organizations across the semiconductor ecosystem to improve the yield and quality of their products and operational efficiency for increased profitability. The Company’s products and services are used by Fortune 500 companies across the semiconductor ecosystem to impact business outcomes and achieve smart manufacturing goals by connecting and controlling equipment, collecting data generated during manufacturing and test operations, and performing advanced analytics and machine learning to enable profitable, high-volume manufacturing.

Founded in 1991, PDF Solutions is headquartered in Santa Clara, California, with operations across North America, Europe, and Asia. The Company (directly or through one or more subsidiaries) is an active member of SEMI, INEMI, TPCA, IPC, the OPC Foundation, and DMDII. For the latest news and information about PDF Solutions, visit https://www.pdf.com.

PDF Solutions and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries. All other trademarks cited in this document are the property of their respective owners.

PDF Solutions® Reports First Quarter 2022 Results

PDF SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	March 31,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$35,799	$27,684
Short-term investments	98,443	112,542
Accounts receivable, net	37,753	40,087
Prepaid expenses and other current assets	8,857	8,194
Total current assets	180,852	188,507
Property and equipment, net	36,844	35,295
Operating lease right-of-use assets, net	4,479	5,408
Goodwill	14,123	14,123
Intangible assets, net	20,372	21,239
Deferred tax assets, net	67	75
Other non-current assets	8,840	9,121
Total assets	$265,577	$273,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,053	$5,554
Accrued compensation and related benefits	8,576	9,495
Accrued and other current liabilities	4,602	3,328
Operating lease liabilities ‒ current portion	1,225	1,758
Deferred revenues ‒ current portion	23,868	23,691
Billings in excess of recognized revenues	245	—
Total current liabilities	42,569	43,826
Long-term income taxes payable	2,666	2,656
Non-current operating lease liabilities	4,741	5,258
Other non-current liabilities	2,034	2,443
Total liabilities	52,010	54,183

Stockholders’ equity:
Common stock and additional paid-in-capital	430,805	423,075
Treasury stock at cost	(113,872)	(104,705)
Accumulated deficit	(101,871)	(97,721)
Accumulated other comprehensive loss	(1,495)	(1,064)
Total stockholders’ equity	213,567	219,585
Total liabilities and stockholders’ equity	$265,577	$273,768

PDF Solutions® Reports First Quarter 2022 Results

PDF SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Revenues:
Analytics	$30,426	$27,250	$19,393
Integrated yield ramp	3,072	2,636	4,807
Total revenues	33,498	29,886	24,200

Costs and Expenses:
Costs of revenues	11,529	11,675	10,663
Research and development	14,089	11,218	10,841
Selling, general and administrative	10,839	9,167	9,464
Amortization of acquired intangible assets	314	313	314
Write-down in value of property and equipment	—	3,183	—
Interest and other expense (income), net	(310)	(292)	(441)
Loss before income taxes	(2,963)	(5,378)	(6,641)
Income tax expense	1,187	1,622	956
Net loss	$(4,150)	$(7,000)	$(7,597)

Net loss per share, basic and diluted	$(0.11)	$(0.19)	$(0.21)

Weighted average common shares used to calculate net loss per share, basic and diluted	37,606	37,348	36,974

PDF Solutions® Reports First Quarter 2022 Results

PDF SOLUTIONS, INC.

RECONCILIATION OF GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN (UNAUDITED)

(In thousands)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021

GAAP
Total revenues	$33,498	$29,886	$24,200
Costs of revenues	11,529	11,675	10,663
GAAP gross profit	$21,969	$18,211	$13,537
GAAP gross margin	66%	61%	56%

Non-GAAP
GAAP gross profit	$21,969	$18,211	$13,537
Adjustments to reconcile GAAP to non-GAAP gross margin:
Stock-based compensation expense	728	703	652
Amortization of acquired technology	553	554	535
Non-GAAP gross profit	$23,250	$19,468	$14,724
Non-GAAP gross margin	69%	65%	61%

PDF Solutions® Reports First Quarter 2022 Results

PDF SOLUTIONS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS) (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021

GAAP net loss	$(4,150)	$(7,000)	$(7,597)
Adjustments to reconcile GAAP net loss to non-GAAP net income (loss):
Stock-based compensation expense	5,553	3,457	3,369
Amortization of acquired technology	553	554	535
Amortization of other acquired intangible assets	314	313	314
Expenses of arbitration (1)	451	757	295
Write-down in value of property and equipment (2)	—	3,183	—
Tax impact of valuation allowance for deferred tax assets (3)	937	1,539	1,166
Non-GAAP net income (loss)	$3,658	$2,803	$(1,918)

GAAP net loss per diluted share	$(0.11)	$(0.19)	$(0.21)
Non-GAAP net income (loss) per diluted share	$0.09	$0.07	$(0.05)

Shares used in net income (loss) per diluted share calculation	38,580	38,430	36,974

(1)	Represents expenses related to an arbitration proceeding over a disputed customer contract, which expenses are expected to continue until the arbitration is resolved.

(2)	Pertains to write-down in value of our first-generation of e-beam tools for Design-for-Inspection systems wherein carrying values may not be fully recoverable due to lack of market demand and future needs of our customers for these tools.

(3)	The Company’s GAAP tax expense is higher compared to the non-GAAP tax expense, primarily due to the GAAP full U.S. federal and state valuation allowances. For example, on a GAAP basis, the Company does not receive a deferred tax benefit for foreign tax credits or R&D credits after valuation allowance. The Company’s non-GAAP tax rate and resulting non-GAAP tax expense is not calculated with a full U.S. federal or state valuation allowance due to the Company’s cumulative Non-GAAP income and management’s conclusion that it is more likely than not to utilize its net deferred tax assets (DTAs). Each reporting period, management evaluates the need for a valuation allowance and may place a valuation allowance against its U.S. net DTA on a non-GAAP basis if it concludes it is more likely than not that it will not be able to utilize some or all of its US DTAs on a non-GAAP basis.